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SM&A, a Delaware corporation, hosted its Q1 2008 Earnings Conference Call on Thursday, May 8, 2008.
The following are prepared remarks related to this conference call.

SM&A
Q1 Conference Call Script
May 8, 2008
Delivered by:
Cathy McCarthy
Jim Eckstaedt
Kevin Reiners
Peter Pace, General USMC (retired)
Joe Diaz
Joe Diaz:
Thank you for joining us to review the financial results of SM&A. for the first quarter ended March 31, 2008.
With us on the call today are:
•	Ms. Cathy McCarthy, president and chief executive officer;

•	Mr. Jim Eckstaedt, executive vice president finance and chief financial officer;

•	Mr. Kevin Reiners, executive vice president of operations;

•	Peter Pace, General USMC (ret.), president and CEO of Strategic Advisors
At the conclusion of today’s prepared remarks we will open the call for a question and answer session.
If anyone participating on today’s call does not have a full-text copy of the release, you can retrieve it off the company’s website at www.smawins.com or numerous financial websites on the Internet.

Before we begin with prepared remarks, we submit for the record the following statement:
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.

With that said, I would like to turn the call over to Ms. Cathy McCarthy, president and chief executive officer of SM&A. Cathy.
Cathy McCarthy:
I’d like to thank all of you participating on today’s call. All of us at SM&A appreciate your continued interest in the Company and we look forward to the opportunity to communicate with you, particularly during this important period of the Company’s history.
As many of you know, we are currently involved in a proxy contest leading up to our Annual Shareholder’s Meeting on May 23rd. We do not believe this is a proper forum in which to comment on the current status of the matter, and we will be focusing our remarks on the financial results of the first quarter ended March 31, 2008 and providing you with an overview of our strategic business plan.
We have prepared a slide presentation that provides selected strategic data that will be presented during this conference call. We encourage you to access that presentation at our corporate website, www.smawins.com, and by clicking on the Investor Relations tab.
Getting down to business, the Board of Directors and this management team are in the process of transforming SM&A from a small proposal consulting firm into a leading

“Project Lifecycle Consulting Company.” Within this transformation we have three overriding goals: First, to provide our clients products and services to enable their success in the pursuit, proposal, and performance phases. Second, to create shareholder value by increasing revenue, earnings per share and free cash flow at a greater rate than revenue growth; and Third, to establish a company environment that values and establishes SM&A as an employer of choice.
As SM&A’s historical performance indicates, relying solely on our traditional Competition Management business, where we exclusively help our clients to “win” large competitive procurements contracts, leads to a business with limited market visibility and revenue predictability.”
Our goal is to more fully develop our Program Services capabilities, in order to become the leading provider of “turnkey” consulting services and to partner with our clients to PURSUE, WIN AND SUCCESSFULLY EXECUTE on large competitive procurement contracts. Our mission will be to support our clients every step along the way to successfully complete projects on time and on budget for however many years the length of the procurement contract calls for.
Independent industry analysts estimate that the annual Competition Management market totals approximately $1.5 to $2 billion. Various industry analysts estimate the Program Services market to be anywhere from 4 to 10 times as large as the Competition Management market. We believe that Program Services provides a unique market opportunity that is significantly larger than our flagship Competition Management business and provides a significantly higher degree of market visibility and revenue predictability. Going forward, we believe these market dynamics will dramatically benefit our business, our shareholders and our employees.
Pursuing this comprehensive Project Lifecycle Consulting approach will generate a larger number of opportunities in a substantially larger range of market segments that can drive sustained revenue growth and profitability for years to come.
This is a transformational process that requires a significant investment of time, resources and personal dedication. Moving this company to a position where it can successfully compete in a rapidly changing market environment cannot happen overnight, or by employing status quo operating strategies. Without this transformation, sustainable shareholder value cannot, and will not, be achieved. We are dedicated to becoming the leader of this emerging industry by providing leading-edge services that can only be found at SM&A to win and successfully deliver on competitive procurement projects.
We have a great deal of confidence in the abilities of our employees to implement the strategies that we are putting in place. We are extremely optimistic about the future of our company. We believe its best years are ahead.
Overall, demand for both Competition Management and Program Services remains high.
Many factors are influencing demand for our Competition Management offering. From an SM&A perspective the following factors are influencing Federal Procurement activity:
•	The on-going war on terrorism

•	Program performance difficulties

•	Pending change in the Administration
These factors have resulted in changing trends within our Competition Management business. These trends include:
•	Increases in “Information” related procurements which support agencies such as Department of Homeland Security (DHS)

•	Increases in Indefinite Delivery/Indefinite Quantity (ID/IQ) procurement actions, which allow customers greater flexibility

•	Reductions in large “Platform” or “Large Systems” procurements

•	Transformational Communication Satellite Program (TSAT), US Tanker, and Global Positioning System III are examples of large programs which occurred in 2007

•	Less large program procurements in 2008

•	A slow down in Federal decision making which is delaying various procurements
These same factors are shaping our activities and experiences within Program Services
•	Increases in opportunities from clients who have larger contracts than usual — which is creating program performance issues

•	Pressure to continue existing developments and follow-on platform purchases

Within Program Services, the most significant factor affecting our business is the relative newness of our offerings and the SM&A branding within our clients. As clients better understand our capability, new opportunities resulting in greater demand than supply.
Lastly, the overall strategy of selling and deploying against a Life Cycle model is being received favorably and has created new opportunities which SM&A had not been afforded in previous years.
With that, let me turn the call over to Jim Eckstaedt, our executive vice president and chief financial officer for a review of the numbers. Jim.
Jim Eckstaedt:
Thank you, Cathy, and good afternoon, everyone. As Cathy mentioned, I would like to start with the review of our financial performance for the first quarter of 2008. We reported revenue of $25.4 million during the first quarter, an increase of 7.6% from 2007. Revenues from our Competition Management business were $13.3 million or 52% of total revenues, while Program Services were $12.1 million or 48% of total revenues. First quarter net income was $500,000, or $0.03 per diluted share, compared with $1.5 million or $0.08 per diluted share in the prior year.
During the quarter, the Company incurred expenses of $1.1 million related to the previously disclosed company-wide offsite training conference; $876,000 from the earn-out expense previously disclosed to the principal of an acquired business, PPI; and

$60,000 related to the on-going proxy contest. Excluding these various charges, non-GAAP diluted earnings per share on a tax adjusted basis would have been $0.09 for the quarter. In an effort to be transparent, we’ve provided reconciliation of SG&A and EPS for you in our press release.
The revenues for our Competition Management business were $13.3 million compared with $14.4 million in the first quarter of 2007 and $12.5 million in the immediately preceding quarter. Revenues for the quarter in Competition Management were derived from 92 proposals equating to $145,000 per proposal. This compares favorably to 88 proposals in the fourth quarter of 2007 where we averaged $142,000 per proposal and compared to 111 proposals during the first quarter of 2007 where we averaged $129,000 per proposal. Competition Management revenues represented 52% of total revenues for the quarter, compared with 61% of total revenues in the prior year. Importantly, the company continued to recognize WIN incentives in this segment totaling $226,000 versus no WIN incentives a year ago.
The revenues for our Program Services of $12.1 million, an increase of 31.5% compared with $9.2 million in the first quarter of 2007 and $11.6 million in the immediately preceding quarter. Revenues from PPI and PMA contributed a total of $3.8 million during the first quarter, of which $2.0 million is considered non-organic. As you may recall, we acquired PPI on February 10, 2007, while we acquired PMA in September 2007. During the first quarter of 2007, PPI contributed $1.1 million in revenues. Revenues for the quarter in Program Services were derived from 71 projects equating to

$171,000 per project. This compares favorably to 65 projects during the quarter a year ago and 83 projects in the immediately preceding quarter. The $171,000 per project during the quarter compared favorably to $142,000 per project in the first quarter of 2007 and $139,000 during the fourth quarter of 2007. Program Services revenues represented 48% of total revenues for the quarter, compared with 39% of total revenues in the prior year. The shift in revenues from Competition Management to Program Services as an increasingly larger percent of our overall revenues is in line with our strategic plan of diversifying our offerings in the much larger Program Services area to offset the traditionally unpredictable Competition Management business.
Revenue by market vertical showed Aerospace & Defense clients contributing $19.5 million or 77% of total revenues, while non-A&D contributed 23% or $5.9 million. This compares to an 84% A&D, 16% non-A&D breakdown during the first quarter of 2007. Again, the shift towards a more balanced mix by market vertical is in line with our strategic plan of greater diversification.
During the quarter our top five clients accounted for 73% of our total revenue, compared with 68% a year ago.
Our gross margin was 38.3% versus 39.0% a year ago. The decrease in gross margin is primarily attributed to teaming arrangements with certain clients and investments with certain clients to WIN post award Program Service engagements.

SG&A expenses were $9.0 million in the quarter. As previously discussed, included in the SG&A expense was $1.1 million related to a company-wide off-site training conference held every other year, $876,000 related to an earn-out expense by the principal of PPI and $60,000 associated with the current on-going proxy contest. Stock-based compensation expense totaled $421,000 compared with $400,000 a year ago. Excluding the aforementioned expenses, non-GAAP operating SG&A expenses were $6.5 million, or 25.6% of first quarter 2008 revenue comparing favorably with 25.8% on an operating basis in the immediately preceding quarter and compared to 24.5% on an operating basis in the first quarter of 2007. Again, we have provided a reconciliation in the press release. Also included in SG&A during the quarter was approximately $500,000 related to the establishment of our Strategic Advisors subsidiary.
During the quarter the Company purchased 241,200 shares of its stock in the open market at a total cost of $1.0 million, or an average price of $4.29 per share. The Company purchased close to the daily maximum volume limit under SEC rules during the quarter. We continue to have approximately $4.8 million remaining in the share repurchase authorization. Furthermore, the Board of Directors is committed to effectively deploying cash and has reaffirmed its approval to repurchase shares of SM&A.
Turning to the balance sheet. Cash and investments at the end of March totaled $10.7 million. Accounts receivable were $22.4 million. DSO’s were 80 days compared to 69 days at December 31, 2007. The increase in DSO’s is due to certain contracts billed based upon contractual terms and the results of our regular billing cycle. These two items account for 6 DSO days and bring us near our historic average of 74 days. Capital expenditures in the quarter were approximately $117,000. Cash was used during the quarter included $1.0 million for repurchase of shares of SM&A, earn-out payments to the principle of PPI for $3.7 million and $500,000 for the company-wide training conference, and $1.4 million in estimated tax payments.
GUIDANCE
As it relates to guidance for the full year 2008, we are reiterating our expectation of revenue growth of approximately 10% in 2008 over the $98.3 million reported in 2007. We anticipate earnings per share for 2008 to be approximately $0.36 per share, which does include proxy costs. After coming in as CFO in January and collectively as a management team having an additional quarter to analyze SG&A spending based on the stabilization of our business following a year of management transitions, we believe that we can decrease SG&A as a percent of revenue by approximately one-half of a percentage point, which accounts for the increase from the previously announced $0.34. Furthermore with our results for the first quarter of 2008 reported today, EPS for the remaining three quarters of fiscal 2008 is estimated to be $0.33.
In summary to our guidance expectations, we expect gross margins to be between 39% and 40%. SG&A expenses including stock-based compensation and excluding the full effect for the additional earn-out expense related to the PPI acquisition is estimated at 27% of revenue. We continue to forecast the full year impact of the earn-out expense related to the PPI acquisition to be approximately $2.0 million. Also, costs associated with the proxy contest, which is included in the SG&A percentage of 27% is estimated to be in the range of $450,000 to $500,000. Excluding the full effect for the earn-out expense, stock-based compensation and proxy contest costs, operating SG&A is estimated to be approximately 25% of revenue. On a non-GAAP adjusted basis, this would equate to $0.49 earnings per fully diluted share.
I would now like to turn the call back to Cathy McCarthy.
Cathy McCarthy:
Thank you Jim. I would now like to turn to briefing you on our Strategic Plan. At the end of 2006 and into 2007 Kevin Reiners and I began the implementation of a plan to diversify our portfolio of products through a “program services roadmap that Kevin developed and began to roll out with the development of our Milestone Success product offering in 2006 leading to the acquisition of PPI and PMA in 2007. When I returned to the company in July 2007 I had three major priorities 1. To do everything I and the board could do to retain top talent, 2) Build out my leadership team with the best talent available — which resulted in my promoting Kevin Reiners to EVP of Operations and the hiring of both Anna Aguirre our SVP HR and Jim Eckstaedt, our EVP/CFO. We currently have one additional opening in our executive leadership team, that of EVP of Sales, however the on-going proxy event has dramatically delayed our progress on that front.

Additionally, and most importantly I wanted to formalize and expand on the strategic direction we had commenced before I left the company in mid-2007. My goal was to formalize the strategy into a fully implementable strategic plan approved by the board and to be shared with employees and clients.
We had participation in this plan with a cross section of our thought leaders in the company in the areas of strategy, competition management & program services. We had the opportunity to share our plan with Alnoldo Hax, the Sloan Profeswsor of Management at the Sloan School of Management at MIT. He is the author of the Delta Model an organizing framework to develop strategy. Dr. Hax worked with us extensively on client segmentation and client lock-in; and CRA international provided us extensive market information and the results of interviews with our clients, our board, and our management team.
During Sept, October and November of 2007 we had extensive planning session resulting in a fully, detailed, documented plan which included a strategy for revenue growth, financial targets and investment priorities. I have asked Kevin Reiners to share excerpts of this plan with you today; and I have invited General Peter Pace to discuss the progress achieved on the Strategic Advisors front. Let’s start with Kevin.
REINERS COMMENTS / PACE COMMENTS
Cathy McCarthy:

Thank you Kevin and General Pace. At this point I would like to comment on our current stock price. We believe the stock is trading at its current levels for 6 reasons:
1.	The market in general today is a very difficult environment and any companies that miss analyst expectations have been harshly punished by the market — especially Micro-cap and small cap firms —

2.	On the day we announced our 2008 guidance, 3 of the major indicies , the Russell 2000, the S&P 500, and the Nasdaq Composite Index were down 5% on average for the three days immediately following our earnings release.

3.	Based on our progress in 2007, by mid-year 2007 our analysts had already built into their forecast a continuation of our 2007 growth in revenue and EPS.

4.	Our initial guidance in March of 10% revenue growth and $0.34 EPS was obviously a disappointment to us and the market; however, this guidance is a direct result of all the disruptions in our sales and leadership team throughout 2007 leading to a weakened short-term pipeline and reduced tenured Account Executives calling on clients by year end.

5.	The accounting treatment of PPI which although understood by our investors, has obviously applied downward pressure (from a non-operational expense).

6.	And lastly the status of this proxy contest has already destroyed value, both in cost and distraction.
We look forward to the completion of this distracting proxy action at our Annual Shareholder’s Meeting on May 23rd in order to reinvigorate the trading volume in our stock.
Before we open the call for your questions, I’d like to announce that one of leading proxy advisory firms has ruled in favor of the current board and management team in the on-going proxy contest. We are extremely pleased with this development.
As I mentioned early in my prepared remarks, this is not the proper forum to discuss the proxy contest and we intend to address only questions relating to the results of the quarter, our guidance and the strategic direction of the Company.
With that, I’ll open the call for your questions. Operator.

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